EXHIBIT 10.(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (File No. 333-22375) of our report dated April 29, 2010, relating to the statutory financial statements and schedules of Kemper Investors Life Insurance Company as of December 31, 2009 and 2008 and for each of the three years ended December 31, 2009 (prepared in conformity with accounting practices prescribed or permitted by the Illinois Department of Financial and Professional Regulations—Division of Insurance). We also consent to the use in this Registration Statement on Form N-4 of our report dated April 24, 2008, relating to the U.S. GAAP financial statements of Kemper Investors Life Insurance Company as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007. We also consent to the use in this Registration Statement on Form N-4 of our report dated April 28, 2010, relating to the U.S. GAAP statement of assets, liabilities, and contract owners’ equity of KILICO Variable Annuity Separate Account as of December 31, 2009 and the related statement of operations for the year then ended and the statement of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 30, 2010